Exhibit 99.1
Pacific Premier Bancorp, Inc. Announces Addition to Board of Directors and Issues 2021 Corporate Social Responsibility Report

IRVINE, Calif.— (BUSINESS WIRE)—Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) ("Pacific Premier"), the holding company of Pacific Premier Bank (the “Bank,” and together with Pacific Premier, the “Company”), announced today the appointment of Rose McKinney-James as a director of both Pacific Premier and the Bank, effective as of March 28, 2022. In addition, Pacific Premier announced today the issuance of the Company’s inaugural Corporate Social Responsibility Report.

Director Appointment
“We are excited to add Rose to our Board of Directors,” said Steve Gardner, Chairman, Chief Executive Officer, and President of Pacific Premier. “She brings more than two decades of experience as a public company director and has significant leadership experience in the areas of governmental and regulatory affairs, enterprise risk management, human capital resource management, and corporate social responsibility and sustainability. Her public sector experience will serve us well as we continue to explore innovative ways to engage with all of our stakeholders. Consistent with other recent additions to our Board and our Board’s recruitment priorities, Rose’s extraordinary background, diverse viewpoint, and expertise will complement and further enhance the skills and perspectives represented on our Board, particularly with respect to ESG oversight and climate change risk management, which we believe is essential for effective strategic planning and value creation for our stockholders.”
Ms. McKinney-James is considered an independent director under the applicable Securities and Exchange Commission (the “SEC”) and NASDAQ rules. She has not yet been appointed to serve on Board committees, though it is anticipated that she will serve on the Enterprise Risk and Nominating and Governance Committees.
Rose McKinney-James has served as the Managing Principal of Energy Works LLC and McKinney-James & Associates since 2003 and 2005, respectively. Both firms provide business consulting services and advocacy in public affairs, energy policy, community outreach, and sustainable economic development. Previously, Ms. McKinney-James served as a Commissioner with the Nevada Public Service Commission and as a Director of the Nevada Department of Business and Industry. She also is the former CEO of the Corporation of Solar Technology and Renewable Resources.
Since 2005, Ms. McKinney-James has served on the Board of Directors of MGM Resorts International (NYSE:MGM), where she currently chairs the Corporate Social Responsibility Committee, and serves on the Compensation Committee. She has served as a director of Ioneer Ltd. (ASX:INR), a lithium-boron supplier, since 2021. Ms. McKinney-James received a juris doctorate from Antioch School of Law and earned a bachelor’s degree from Olivet College.
2021 Corporate Social Responsibility Report
The 2021 Corporate Social Responsibility Report reflects the Company’s progress on Environment, Social, and Governance (“ESG”) related matters, focusing on a wide range of critical issues, including climate risk, sustainability, human capital, diversity and inclusion, equity, community development, corporate governance, and risk management.
“We are focused on the continued advancement of our ESG program, and our inaugural Corporate Social Responsibility Report provides insight into our priorities and efforts in these important areas,” said Steve Gardner, Chairman, Chief Executive Officer and President of Pacific Premier. “We are pleased to share our progress in addressing social and environmental issues in our communities, fostering an inclusive workforce, and making our operations more sustainable, among our progress in other ESG-related goals.”

Key Highlights in the 2021 Corporate Social Responsibility Report include:
•$50 million Equitable Impact Initiative – a multi-year commitment to support organizations dedicated to advancing equitable access for minority communities and other marginalized populations
•Scope 1 and Scope 2 GHG emissions disclosure

Exhibit 99.1
•Premier Inclusion Initiative – a program designed to drive behavioral and cultural change across the organization
•$2.3 billion in CRA eligible lending to support affordable housing, small business growth, and nonprofits that serve low-to-moderate income communities
•“Outstanding” CRA rating for the second consecutive examination period
The Company’s inaugural Social Responsibility Report can be found on the Pacific Premier Bancorp, Inc. Investor website (https://investors.ppbi.com)

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) is the parent company of Pacific Premier Bank, a California-based commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks headquartered in the western region of the United States, with $21 billion in total assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Commerce Escrow division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has over $18 billion of assets under custody and approximately 45,000 client accounts comprised of self-directed investors, financial institutions, capital syndicators, and financial advisors. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Homeowners’ Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, Chief Executive Officer, and President
949-864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
949-864-8000

Matthew J. Lazzaro
Senior Vice President, Director of Investor Relations
949-243-1082